SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, AND 74U.

FOR PERIOD ENDING 02/28/2005
FILE NUMBER 811-2729
SERIES NO.: 16

72DD     1.   Total income dividends for which record date passed during the period.(000's Omitted)
              Institutional Class            $124,257
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Private Investment Class       $  8,112
              Personal Investment Class      $    294
              Cash Management Class          $ 40,441
              Reserve Class                  $    386
              Resource Class                 $  8,033

73A.          Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
         1.   Dividends from net investment income
              Institutional Class            $000.0097
         2.   Dividends for a second class of open-end company shares
              (form nnn.nnnn)
              Private Investment Class       $000.0082
              Personal Investment Class      $000.0069
              Cash Management Class          $000.0093
              Reserve Class                  $000.0054
              Resource Class                 $000.0087

74U.     1.   Number of shares outstanding (000's Omitted)
              Institutional Class           11,297,040
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Private Investment Class         862,302
              Personal Investment Class         47,400
              Cash Management Class          4,224,675
              Reserve Class                     73,174
              Resource Class                   825,189